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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

QSound Labs, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-117165 and 333-133714) and on Form F-3 (333-133290) of QSound Labs, Inc. of our report dated March 5, 2008, with respect to the consolidated balance sheets of QSound Labs, Inc. as of December 31, 2007 and 2006, and the consolidated statements of operations and deficit and cash flows for each of the years in the two year period ended December 31, 2007, which report appears in the December 31, 2007, annual report on Form 20-F of QSound Labs, Inc.

Chartered Accountants

Calgary, Canada

March 27, 2008

KPMG LLP, a Canadian owned limited liability partnership, is the Canadian member firm of KPMG International, a Swiss association